FOR IMMEDIATE RELEASE

Contact: Rich Cleys

Chief Financial Officer

ScanSource, Inc.

864 286-4358

ScanSource Posts Quarterly Sales

GREENVILLE, SC - October 7, 2011 - ScanSource, Inc. (NASDAQ: SCSC), the leading value-added distributor of AIDC (automatic identification and data capture), point of sale, communications and physical security products for the reseller market, today announced that sales results for its quarter ended September 30, 2011 are expected to be in the range of $755 million to $765 million, compared to $635 million for the same period one year ago. On its October 27, 2011 quarter-end conference call, ScanSource executives will provide sales results by geographies and product areas, net earnings, and a forecast for the following quarter.

Today's release reflects ScanSource's normal reporting practice whereby quarterly sales results are disclosed in a release at a practicable date soon after quarter-end. At this reporting interval, ScanSource does not comment on gross margin, the mix of its sales by business unit, or any other information that would be necessary to draw conclusions regarding net income and earnings per share. The statements in this press release are made as of the date hereof even if subsequently made available on ScanSource's website or otherwise. ScanSource does not assume any obligation to update the forward looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is the leading international distributor of specialty technology products, operating from seven sales units in North America, Latin America and Europe.

ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC (automatic identification and data capture) and POS (point-of-sale) solutions; Catalyst Telecom in the U.S. and ScanSource Communications in North America and Europe provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions.  Founded in 1992, the Company ranks #839 on the Fortune 1000.  For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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